Contact: Michael Polzin
(847) 914-2925
FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS DOUBLE-DIGIT EARNINGS GROWTH,
RECORD SECOND QUARTER AND FIRST HALF RESULTS

DEERFIELD, Ill., March 28, 2005 - Walgreen Co. (NYSE, NASDAQ: WAG) today announced double-digit sales and earnings growth in its record second quarter and first half of fiscal 2005. Results were led by pharmacy and achieved while opening 178 new stores in the first six months - 38 more than in the same period a year ago.

Net earnings for the quarter ended Feb. 28 were up 13.7 percent to $490.9 million or 48 cents per share (diluted), from $431.6 million or 42 cents per share (diluted) in the same quarter a year ago. Last year's results benefited from one extra day because of leap year. Excluding gains of $4.7 million this year and $12.7 million last year from litigation settlements, second quarter earnings rose 15.1 percent to $487.9 million or 47 cents per share (diluted) from last year's $423.8 million or 41 cents per share (diluted). Results include a pre-tax expense of $3.0 million both this year and last year related to the company's change in its lease accounting method.

First half net earnings climbed 20.0 percent to $819.5 million or 80 cents per share (diluted) versus last year's $683.1 million or 66 cents per share (diluted). Excluding gains of $19.7 million this year and $12.7 million last year from litigation settlements, first half earnings rose 19.5 percent to $807.1 million or 78 cents per share (diluted) from last year's $675.2 million or 65 cents per share (diluted). Results include a pre-tax expense of $9.5 million this year and $8.5 million last year related to the company's change in its lease accounting method.

Walgreens increased its LIFO inflation index in the second quarter, resulting in a LIFO provision of $27.1 million this quarter, versus a provision of $22.4 million in the year-ago period. The higher index reflects more inflation than anticipated among pharmacy inventories.

Sales increased 12.3 percent to a record $11.0 billion for the second quarter and 12.8 percent to $20.9 billion for the first half. Total sales in comparable stores (those open more than a year) were up 7.7 percent in the quarter. Last year's quarter benefited from one extra day because of leap year.

Solid front-end and strong pharmacy sales continue to drive the business. Front-end comparable store sales rose 4.1 percent in the quarter. Prescriptions, which accounted for 61.2 percent of sales in the quarter, climbed 13.8 percent. Prescription sales in comparable stores rose 10.1 percent in the quarter. Third party plans now account for 93 percent of all prescription sales.

"Our results benefited from continued solid execution at our stores, especially during the important holiday selling season," said Chairman and CEO Dave Bernauer. "Although the cold and flu season peaked later this year than the previous year, the overall effect on the quarter was fairly comparable."

Gross profit margins were up 83 basis points versus the year-ago quarter to 28.49 as a percent to sales. Gross margins benefited from growth in generic drug sales, better purchasing terms and digital photofinishing, even while other front-end categories experienced lower margins due to more aggressive advertising.

Costs associated with converting to digital photo labs contributed to selling, occupancy and administration expenses increasing 71 basis points to 21.48 as a percent to sales for the quarter. Increases in salary and store expenses were partially offset by lower insurance costs. Also impacting the SO&A ratio were lower-priced generic drugs that slowed the sales line.

"We continued to incur significant costs with our conversion to digital labs," said President Jeff Rein. "However, this investment is resulting in improved customer satisfaction and better net operating profit. Our convenient, neighborhood stores and long hours - more than 1,400 stores and photo labs are open 24 hours - make digital labs a particularly worthwhile investment for a retailer like Walgreens."

The company opened 178 new stores in the first half of fiscal 2005, compared to 140 in the comparable period a year ago, with a net gain this year of 156 stores after relocations and closings. "We're on track to open 450 new stores this year, with a net increase of 365," said Rein.

Meanwhile, customer counts in stores open two or more years as of Sept. 1 increased significantly in the last two months of the quarter. "These established stores are winning new customers even as we dense up markets with new, nearby locations," said Bernauer.

At Feb. 28, Walgreens operated 4,738 drugstores in 45 states and Puerto Rico, versus 4,336 a year ago, for a net increase of 402.

For additional information on the quarter's results, investors can listen to a recorded Webcast discussion on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-K, which Note is incorporated into this news release by reference.

WALGREEN CO.
COMPARATIVE CONDENSED STATEMENTS OF EARNINGS
(Unaudited: in millions, except per share data)

	QUARTER ENDED			SIX MONTHS ENDED
	Feb. 28 2005	Feb. 29 2004 (restated)	Percent Change	Feb. 28 2005	Feb. 29 2004 (restated)	Percent Change
Net sales	$ 10,987.0	$ 9,782.2	12.3%	$ 20,876.1	$ 18,503.0	12.8%
Earnings before taxes	$ 782.3	$ 690.7	13.3%	$ 1,293.5	$ 1,093.0	18.3%
Income taxes (C)	$ (291.4)	$ (259.1)		$ (474.0)	$ (409.9)
Net earnings (A, B)	$ 490.9	$ 431.6	13.7%	$ 819.5	$ 683.1	20.0%
Net earnings per share (A, B) Basic Diluted	$ .48 $ .48	$ .42 $ .42	14.3% 14.3%	$ .80 $ .80	$ .67 $ .66	19.4% 21.2%
Dividends declared per share	$ .0525	$ .04313	21.7%	$ .105	$ .08625	21.7%
Average shares outstanding Basic Diluted	1,021.6 1,029.6	1,024.2 1,032.4		1,022.3 1,029.7	1,024.6 1,032.2
  Fiscal 2005 second quarter and first half include expenses of $3.0 million pre-tax and $9.5 million pre-tax, respectively, related to the company's change in its lease accounting method to conform to recently expressed views of the Securities and Exchange Commission, as disclosed in the March 21, 2005 press release and Form 8-K. Fiscal 2004 amounts for the second quarter and first half are $3.0 million pre-tax and $8.5 million pre-tax, respectively.
  Fiscal 2005 second quarter and first half include gains of $4.7 million pre-tax ($3.0 million after-tax) and $19.7 million pre-tax ($12.4 million after-tax), respectively, for litigation settlements. Fiscal 2004 second quarter and first half include a $12.7 million pre-tax ($7.9 million after-tax) gain for litigation settlements. Excluding these gains, earnings for the quarter increased 15.1 percent to $487.9 million or 47 cents per share (diluted), from last year's $423.8 million or 41 cents per share (diluted), and earnings for the six months increased 19.5 percent to $807.1 million or 78 cents per share (diluted) from last year's $675.2 million or 65 cents per share (diluted).
  Fiscal 2005 second quarter and first half results included an effective income tax rate of 37.25 percent and 36.64 percent, respectively, versus 37.50 percent for the same periods last year. The decrease primarily resulted from the settlement of prior year Internal Revenue Service matters.

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